Exhibit 99.1

FDA Encourages Consumption of Long-Chain Omega-3s

Containing EPA and DHA to Fight Coronary Heart Disease

HOUSTON, September 9, 2004 – Omega Protein Corporation (NYSE: OME), the world’s largest manufacturer of fish oils containing healthy, long-chain Omega-3 fatty acids rich in EPA (eicosapentaenoic acid) and DHA (docosahexaenoic acid), applauded the new health claim released yesterday by the U.S. Food and Drug Administration (FDA). The FDA announced that scientific evidence indicates that long-chain Omega-3 fatty acids containing both EPA and DHA may be beneficial in reducing coronary heart disease.

Food companies may begin using the FDA’s new health claim immediately. The full text of the FDA release can be viewed at www.fda.gov.

“Coronary heart disease is a significant health problem that causes 500,000 deaths annually in the United States,” said Dr. Lester M. Crawford, Acting FDA Commissioner. “This new qualified health claim for Omega-3 fatty acids should help consumers as they work to improve their health by identifying foods that contain these important compounds.”

“Consumers should look for both EPA and DHA content on food packages. DHA-only products are missing EPA, a fatty acid vital to good heart health,” said Joe von Rosenberg, President and CEO of Omega Protein. “Our facility in Virginia is the only fully-integrated operation in the United States that produces long-chain Omega-3s containing both EPA and DHA.

“Also, it is important that the FDA emphasized long-chain — not short-chain — Omega-3s,” said von Rosenberg. “Long-chain Omega-3s are more beneficial than short-chain sources of Omega-3s such as flax, canola, soy and walnuts, because the body absorbs the protective benefits of long-chain Omega-3s more quickly and efficiently.”

Omega Protein manufactures OmegaPure®, an odorless, taste-free fish oil. OmegaPure®, which contains EPA and DHA long-chain Omega-3 fatty acids, has been approved by the FDA as Generally Recognized As Safe (GRAS) for inclusion in several food categories. Food manufacturers have already begun to use OmegaPure® as an ingredient in buttery spreads, liquid eggs, salad dressings and other functional foods.

ABOUT OmegaPure®

Taste-free, odorless OmegaPure® is approved by the United States Food and Drug Administration (FDA) as a direct GRAS (Generally Recognized As Safe) ingredient in a number of food categories, expanding the availability of essential long-chain Omega-3 fatty acids beyond fish and other seafood. OmegaPure® is refined from short-lived, surface-feeding menhaden. For people who are concerned about environmental contaminants in fish, OmegaPure® is highly refined, purified and safe. OmegaPure® is certified organic and kosher. For more information on OmegaPure® and long-chain Omega-3 fatty acids, please visit www.omegapure.com.

ABOUT OMEGA PROTEIN CORPORATION

Omega Protein Corporation (NYSE:OME) is the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. For more information about Omega Protein, please visit www.omegaproteininc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

Media Contacts:	Robert W. Stockton, Omega Protein Corporation
(713) 623-0060
hq@omegahouston.com